EXHIBIT 5.1

[Letterhead of Stubbs Alderton & Markiles, LLP] March 24, 2014

Talon International, Inc.

21900 Burbank Boulevard, Suite 270

Woodland Hills, CA 91367

Ladies/Gentlemen:

At your request, we have examined this Registration Statement on Form S-8 (the “Registration Statement”) to which this letter is attached as Exhibit 5.1 filed by Talon International, Inc., a Delaware corporation (the “Company”), in order to register under the Securities Act of 1933, as amended (the “Act”), 10,190,000 shares of common stock of the Company (the “Shares”), issuable pursuant to the Talon International, Inc. 2008 Stock Incentive Plan, as amended (the “Plan”).

We have examined originals or certified copies of such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all copies submitted to us as conformed and certified or reproduced copies.

We are of the opinion that the Shares have been duly authorized and upon issuance and sale in conformity with and pursuant to the Plan, and upon receipt by the Company of the consideration identified therein, the Shares will be validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an Exhibit to the Registration Statement and to the use of our name in the Prospectus constituting a part thereof.

Respectfully submitted,

/s/ Stubbs Alderton & Markiles, LLP

STUBBS ALDERTON & MARKILES, LLP